EXHIBIT 10.33

[ZELTIQ logo]

November 29, 2010

Elizabeth Newman

Re:	Separation from Zeltiq Aesthetics, Inc.

Dear Elizabeth:

This letter confirms your termination from Zeltiq Aesthetics, Inc. (the “Company”) effective December 1, 2010 (“Separation Date”), and explains the details of your separation from employment as well as the severance benefits the Company is offering to you.

You acknowledge that you have been given your final paycheck and paid all outstanding salary amounts and any accrued, but unused, vacation time. You also will be eligible to convert your medical insurance coverage under COBRA, and will be provided with information describing this conversion election. Further, the Company will not challenge any claim by you for unemployment benefits.

Although it is under no legal obligation to do so, the Company will provide to you the following severance benefits in exchange for your agreement to waive all claims against the Company, whether you have any claims or not:

(i) Severance. The Company will pay you severance in the amount of $75,000.00, less applicable withholdings, which is equivalent to four (4) months of your current base salary and payable in one lump sum (“Severance”). The Severance will be paid within ten (10) business days after expiration of the 7-day revocation period discussed below.

(ii) On Call Payment. The Company will pay you an additional severance payment in the amount of $9,375.00, less applicable withholdings, which is equivalent to two (2) weeks of your current base salary, provided that you agree to remain “On Call” from the Separation Date through December 15, 2010 (“On Call Payment”). On Call means that you will be reasonably available to the Company, via phone or electronic means, and engage in good faith efforts to help transition and respond to requests for information regarding ongoing projects and business-related matters. The On Call Payment will be paid in one lump sum within ten (10) business days after expiration of the 7-day revocation period discussed below.

(iii) Bonus. In addition, the Company will pay you a bonus payment of $39,417.00, less applicable withholdings, which is equivalent to 20% of your average 2010 salary (“Bonus Payment”). Like the Severance and On Call Payment, the Bonus Payment will be paid within ten (10) business days after expiration of the 7-day revocation period discussed below.

(iv) Options. As of December 1, 2010, the total vested shares upon your Separation Date are 32,083; all options that have yet to vest will be surrendered to the Company pursuant to the Company’s 2005 Stock Option Plan (“Plan”).

(v) Outplacement Services. The Company has agreed to provide you with outplacement services. The service provider will be selected by the Company and the terms of the service will be defined in writing within five business days from the Separation Date.

(vi) COBRA Coverage. Subject to your timely conversion election, the Company will pay the premiums for your COBRA coverage at the rates then in effect for active employees (subject to any subsequent changes in the rates that are generally applicable to the Company’s active employees) until the earlier of the six-month anniversary of your Separation Date or the date you become covered under another employer’s group health plan (“COBRA Subsidy”).

Except for the separation terms proposed in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after your last day of employment. You agree that the Company’s provision of separation benefits to you shall not be deemed as an admission of liability by the Company.

In exchange for the separation benefits described above, you agree that you and your representatives waive all claims of any kind, known and unknown, which you may now have or have ever had against Zeltiq Aesthetics, Inc., its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, and employees. This release includes all claims arising from your employment with the Company and its termination, including employment discrimination claims under the California Fair Employment and Housing Act, Title VII, the Age Discrimination in Employment Act (“ADEA”), and any other state or federal law.1 You also agree not to initiate or cause to be initiated any lawsuit, investigation or proceeding of any kind concerning the claims released by this paragraph, or to voluntarily participate in one except as required by law. Notwithstanding the foregoing, you acknowledge and agree that you are not waiving or being required to waive any right or claim that cannot be waived as a matter of law.

You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except legal counsel, unless required by law. You further agree not to disparage Zeltiq Aesthetics, Inc. or any of its affiliates, including their business reputations or business relationships.

You agree to return all the Company’s materials in your possession, including keys as soon as possible. The Company will allow you to keep your cell phone and computer issued to you during your employment. You also agree to sign and return the Termination Certificate to the Employee Proprietary Information and Inventions Agreement you entered into during your employment, and understand that even after your employment with the Company ends, you must comply with your continuing obligations under that Agreement, including your obligation to maintain the confidentiality of the Company’s confidential and proprietary information.

[1]

Because this release specifically covers known and unknown claims, you are waiving your rights under Section 1542 of the California Civil Code or any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement to the debtor.”

This letter agreement and the Employee Proprietary Information and Inventions Agreement contain all of our agreements and understandings and fully supersede any prior agreements or understandings that we may have had regarding your employment with the Company or its termination. This agreement shall be governed by California law and may be amended only in a written document signed by you and the Company’s President. If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable. This agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns. You agree, however, that you will not assign any rights or obligations under this agreement, and any such purported assignment shall be null and void.

You agree that you have been advised that you have 21 days to consider this agreement (but may sign it at any time beforehand if you so desire). You also acknowledge that you have been advised to consult an attorney in considering this agreement. You also understand that you can revoke this agreement within 7 days of signing it by sending a certified letter to that effect to me. Notwithstanding the foregoing, you understand and agree that the portion of this agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this agreement will become effective upon its execution by the parties (“Effective Date”).

If you have any questions, please feel free to call me. Please do not sign this agreement before your Separation Date. We wish you the very best in your future endeavors.

Very truly yours,

/s/ Gordie Nye
Chief Executive Officer

To accept the severance package described above, please sign below and return this letter to me on or before December 21, 2011.

AGREED AND ACCEPTED:

Dated: 12/9/2011	/s/ Elizabeth Newman
Elizabeth Newman